Exhibit 99.5

Officer Conference Call Script

July 22, 2010

DAN:

Good morning everyone. I’m sure this news was not what you had expected first thing on a Thursday morning. I want to take a few minutes to go over how this agreement for General Motors to acquire AmeriCredit came about and why I believe it is a tremendously positive step for the future of AmeriCredit. Chris Choate will then provide details on how this merger may impact you and your team members. We will devote the majority of this call to answering questions that you may have.

Over the years, I’ve been asked on many occasions by both employees and investors whether or not we were looking to sell AmeriCredit. I’ve consistently answered “no” each time. And, in this instance, we did not seek out a buyer for AmeriCredit. As you know, we have worked with GM dealers since our company’s inception and have had a formal partnership with GM since last September. In just nine months, thanks to that partnership, we have funded over 10,000 new GM vehicles. That success did not go unnoticed at GM. Earlier this month, GM offered to acquire AmeriCredit and our Board of Directors had a fiduciary duty to review the offer and make a decision based on the best interests of all our shareholders. In examining the offer, it became apparent that, as a subsidiary of GM, there are many synergies that we can take advantage of to further our goal of profitably expanding our business. While we are in a majority of GM dealerships today, being a part of GM will open up significant opportunities to broaden our reach. We will also plan to rebuild our leasing platform. Furthermore, we are not limited to working with GM dealers. We will continue to foster and expand upon the strong relationships we have with non-GM dealers.

And, from an employee perspective, GM does not have a financing arm and intends to use AmeriCredit to fill the void they currently have in providing leasing and subprime loans to their customers. AmeriCredit will operate as a stand-alone subsidiary reporting into the CFO of GM. The executive team will remain on after the merger to lead our operation and we do not anticipate any headcount reductions as a result of this transaction.

As such, we believe that this merger with GM will provide significant upside in helping AmeriCredit continue to increase originations and grow our loan portfolio while causing minimal disruption to our organizational structure. Now I will turn the call over to Chris to provide some details of the transaction…

CHRIS:

Thanks Dan.

While the announcement of the agreement was made this morning, we will need to obtain approval from our shareholders before the merger is finalized. We expect this to happen by the end of this calendar year. Upon the closing of the transaction, all AmeriCredit shares will be converted into cash at 24 dollars and 50 cents per share. So, if you have shares that you purchased through your ESPP plan or shares that were granted to you as a 401K match, all those shares will be converted into cash. Also, vesting on any stock options or restricted stock units you hold will be accelerated and the shares will be converted into cash, net of any exercise price, taxes and fees, and distributed to you upon closing.

I want to re-emphasize what Dan said earlier…the intent is to keep operating AmeriCredit as an independent unit of GM and we do not anticipate any job losses as a result of this transaction. Nor do we expect to close or move any of our current operations. We actually expect expansion in many areas of our business to support increased origination levels and the servicing of a larger portfolio.

Our health and insurance benefits will remain unchanged and we will go through our normal benefits enrollment process this Fall. Similarly, our 401K plan will continue to operate as it currently does. However, the ESPP program will be discontinued at the closing of the transaction since we will no longer have publicly traded stock. We will look at other methods to help offset the loss of the ESPP program to your total benefit package.

We expect to maintain the same annual cash incentive plan design and bonus opportunities and new performance metrics for 2011 will be set and communicated to you. Because we will no longer have publicly traded shares of stock and GM is currently not publicly held, our existing equity based long-term incentive plans will need to be discontinued. However, we anticipate working closely – and promptly – with GM to design and provide alternative long-term incentives to AmeriCredit employees.

So, as you can see, we truly do not expect much to change with this announcement. We will definitely keep you apprised of developments throughout this process. In the meantime, we ask that you as leaders of AmeriCredit, remain focused on providing the quality service that our dealers and customers come to expect from us.

Operator, let’s open the call up for questions….